UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2016

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-36633	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices, including zip code)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2016, the Board of Directors (the “Board”) of Epiq Systems, Inc. (the “Company”) increased its size by creating two new directorships and appointing Mr. Paul N. Gorup and Mr. Michael Suchsland as new independent directors to the Board, effective March 2, 2016, following the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2015, and its scheduled earnings conference call on March 1, 2016.

Mr. Gorup is a co-founder and former chief of innovation of Cerner Corporation, a leading provider of health information technologies. He played a critical role in the company’s formative years and in launching Cerner’s first widely available commercial solution. In 1987, Mr. Gorup left Cerner and co-founded Broadcast Data Systems (BDS), which grew to operate one of the largest global commercial electronic monitoring systems before it was acquired by Nielsen in 1998. He returned to Cerner in 1999 and launched the company into new markets with data services and later analytics solutions for life sciences, biosurveillance technology and medical devices. He holds an M.B.A. from Dartmouth College.

Mr. Suchsland is the retired president of the legal business segment of Thomson Reuters. Mr. Suchsland served in that capacity from 2012 to 2014. Prior to that, he was senior vice president, then president, of Thomson Reuters’ corporate/government/academic business. Mr. Suchsland founded Joplin Consulting in 2014, a boutique consulting firm serving private equity firms and companies in information, software, and services. He holds an M.B.A. with distinction from Northwestern University.

At the time of their appointments, Mr. Gorup’s and Mr. Suchsland’s Board committee assignments had not been determined. There are no related party transactions between the Company and each of Mr. Gorup and Mr. Suchsland that would require disclosure under Item 404(a) of Regulation S-K. The Board has determined that each of Mr. Gorup and Mr. Suchsland satisfies the requirements of independence under the NASDAQ listing standards and the additional requirements adopted by the Board pursuant to its Director Independence Policy and Corporate Governance Guidelines for service on the Board and committees of the Board. Mr. Gorup and Mr. Suchsland will be eligible to receive the standard outside director compensation package, as approved by the Compensation Committee of the Board on an annual basis and disclosed in the Company’s proxy statement.

Messrs. Gorup and Suchsland will serve as independent directors until the 2016 annual meeting of the shareholders of the Company (the “2016 Annual Meeting”), or until their respective successors are duly elected and qualified or until their earlier death, disqualification, resignation or removal.

On February 8, 2016, Mr. James A. Byrnes and Mr. Charles C. Connely, IV provided notice to the Company that they would not stand for re-election and will formally retire from the Board at the 2016 Annual Meeting and would no longer serve as independent directors of the Board and all committees on which they serve effective on the date and time immediately prior to the 2016 Annual Meeting. Mr. Byrnes has served on the Board since 2003, and Mr. Connely has served on the Board since 2012. The size of the Board will be reduced from eleven to nine directors in connection with such resignations.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

On February 10, 2016, the Company issued a press release announcing: (i) the appointments of Mr. Paul N. Gorup and Mr. Michael Suchsland as independent directors to the Board effective March 2, 2016; (ii) that Mr. James A. Byrnes and Mr. Charles C. Connely, IV will not stand for re-election and will formally retire from the Board at the 2016 Annual Meeting; and (iii) the appointment of Mr. Gaston as the successor Lead Independent Director to the Board, effective as of the 2016 Annual Meeting. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

As provided in General Instruction B.2 to Form 8-K, the information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly provided by specific reference in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K:

99.1	Press release issued by Epiq Systems, Inc. dated February 10, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.
Date: February 10, 2016

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director